Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of the 8th day of March, 2019, by and between Angel Oak Capital Advisors, LLC a Delaware limited liability company with its principal place of business located at 3060 Peachtree Rd, Suite 500, Atlanta, GA 30305 (“Angel Oak”), and Arbor Lane Advisors, whose address is 15 Arbor Lane, Dix Hills, NY 11746 (“Consultant”), and sets forth the terms and conditions governing the relationship between Angel Oak and the Consultant.

WHEREAS, Angel Oak intends to engage underwriters to raise funds by means of a [firm commitment] underwritten initial public offering (“Initial Public Offering”) of an investment fund to be registered as a closed-end trust, [non-diversified] management investment company under the Investment Company Act of 1940, as amended, the investment strategy of which is primarily related to bank sub-debt bonds (the “Fund”);

WHEREAS, Angel Oak intends to become the investment advisor for such Fund;

WHEREAS, Consultant possesses certain industry information, techniques, methods, trade secrets, and select industry contacts related to the raising of funds for investment funds that are not generally known or reasonably ascertainable by Angel Oak (the “Consultant Confidential Information”); and

WHERAS, Angel Oak wishes to engage Consultant and utilize the Consultant Confidential Information to assist it in the raising of funds for the Fund through underwriters pursuant to an Initial Public Offering, and Consultant wishes to accept such engagement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Services. Angel Oak hereby engages Consultant, and Consultant hereby accepts such engagement, as a consultant to Angel Oak on the terms and conditions hereinafter expressed. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. Angel Oak and the Consultant hereby mutually agree that the engagement under this Agreement is nonexclusive, and that Angel Oak may engage persons other than the Consultant to provide the Services, and Consultant may provide the Services and services similar to the Services to persons other than Angel Oak as a consultant or on a part-time or full-time basis (including other registered investment companies or other investment advisers); provided, however, the Consultant shall not market other funds with the same or a substantially similar investment strategies as the Fund to the underwriters to which Consultant is marketing the Fund, until termination of this Agreement under Section 7. Angel Oak and Consultant will mutually agree upon the manner, timing and nature of the disclosure of the relationship reflected by this Agreement to third parties, it being the intent of the parties hereto that this relationship be appropriately disclosed.

2.    Reporting. During the term of this Agreement, Consultant will report directly to Johannes Palsson.

3.    Independent Contractor. Angel Oak and Consultant each acknowledge and agree that the relationship of Consultant to Angel Oak during the term of this Agreement shall be that of independent contractor. Nothing contained in this Agreement shall be deemed to render the relationship between the parties hereto as that of partners or joint ventures, principal and general agent, or employer and employee, and neither of the parties shall hold itself out as such. This Agreement does not authorize Consultant to act as the agent or legal representative of Angel Oak or any of its affiliates or subsidiaries and neither Angel Oak nor any of its affiliates or subsidiaries shall be responsible in any way for any obligation or liability that Consultant may incur or assume. Consultant represents and warrants to Angel Oak that Consultant is now and agrees that Consultant will continue to be during the term of the engagement hereunder an independent contractor within the meaning and requirement of any applicable laws or customs. In no event shall Consultant or any of its principals be deemed to be the employee or servant of Angel Oak or any of its affiliates or subsidiaries. Consultant shall have no authority to act on behalf of or bind Angel Oak or any of its affiliates or subsidiaries. Consultant further acknowledges and agrees that, as an independent contractor, Consultant is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to Consultant or Consultant’s performance of the Services pursuant to this Agreement, including, without limitation, any unemployment insurance tax, federal, state or local income taxes, social contributions and foreign taxes. Consultant hereby agrees to make all payments of federal, state and local income taxes, social security, medicate or other taxes when the same may become due and payable with respect to compensation earned under this Agreement. Consultant further agrees and undertakes to protect, defend, indemnify and hold harmless Angel Oak, together with its affiliates and subsidiaries and their officers, directors, agents, assignees, employees and the successors or heirs of any of them, from any liability, loss, damage, expense, penalty, award, suit, claim or judgment arising out of any failure by Consultant or any of its principals to pay appropriate taxes. Nothing in this Section 3 is intended to affect the duty of Angel Oak or any other registered broker/dealer and FINRA member to supervise Consultant as a registered representative under applicable FINRA and Securities and Exchange Commission rules and regulations.

4.    Compensation and Reimbursement. As compensation for the Services described in this Agreement, Angel Oak hereby agrees that Consultant shall be entitled to a retainer fee of $10,000 monthly (to commence upon execution of the Agreement) as well as an “IPO Fee” (conditions set forth below) and shall be paid within twenty (20) business days of the closing of the Initial Public Offering of the Fund. Upon the successful completion of an Initial Public Offering of the Fund, the “IPO Fee” shall be equal to the sum of the Total Assets Raised in the Fund’s Initial Public Offering multiplied by the “Percentage Payout”, as described below.

- 10 basis points (.10%) on all assets raised at UBS, Morgan Stanley, Merrill Lynch, and Wells Fargo

- 5 basis points (.05%) on all assets raised at all other syndicate members

In the event that IPO Fee exceeds $200,000, the retainer fee will be included as part of the IPO Fee.

Consultant agrees that the retainer and IPO Fees will be paid to ClickIPO Securities, LLC, a broker dealer registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), with offices at 8601 N. Scottsdale Road, Suite 335, Scottsdale, AZ 85253.

The “Assets Raised in the Fund’s Initial Public Offering”, excluding any and all assets raised by Angel Oak, shall be based off total layout of the offering, which is equal to total assets raised in conjunction with the Fund’s Initial Public Offering. Upon the successful completion of the Fund’s Initial Public Offering, Angel Oak agrees to pay to Consultant the IPO Fee. For the avoidance of doubt, the IPO Fee is a one-time fee, and shall not be calculated on a recurring or per-annum basis. The IPO Fee shall be paid within twenty (20) business days of the closing of the Initial Public Offering of a Fund. Upon the termination of this Agreement under Section 7, the Consultant shall be entitled to the following, in each case calculated through the date of termination: (a) his Retainer Fee and (b) his verifiable and reasonable out of pocket expenses, supported by reasonable documentation in accordance with Angel Oak’s expense reimbursement policies in effect for its senior executives (“Out of Pocket Expenses”), and (c) any amounts paid for actual work conducted by personnel retained by the Consultant (that have been pre-approved by Angel Oak ) in support of the Fund’s Initial Public Offering “road show” (“Stranded Personnel Costs”); provided, however, that Consultant shall also be entitled to receive the IPO Fee for a Fund’s Initial Public Offering upon the closing of the same, if (i) the Fund’s Initial Public Offering closes within twelve (12) months of the date of termination of this Agreement, and (ii) Consultant materially participated in discussions with duly authorized executive personnel of the lead underwriter(s) of the Fund’s Initial Public Offering. For the avoidance of doubt, this Agreement shall not give rise to any rights of Consultant or obligations of Angel Oak in respect of subsequent offerings by the Fund, or by Angel Oak or any affiliate thereof in respect of any other investment funds. Angel Oak shall reimburse the Consultant for any and all reasonable out-of-pocket expenses within twenty (20) business days of Consultant’s submission of such expenses (supported by reasonable documentation in accordance with Angel Oak’s expense reimbursement policies in effect for its senior executives).

5.    Regulatory Matters. As a condition to Angel Oak’s obligations to pay any such compensation provided under Section 4 above, Consultant represents, warrants, covenants and agrees that it now holds and will at all times during which compensation may become payable to Consultant under this Agreement hold all appropriate securities licenses; in furtherance and not in limitation of the foregoing, Consultant hereby represents and warrants to Angel Oak that Consultant holds Series 7, Series 63 and Series 65 securities licenses with ClickIPO Securities (“CS”), and that all persons involved in providing the Services will be duly licensed registered representatives of a registered broker/dealer under the 1934 Act and FINRA member. All payments to hereunder shall be made only to CS and a registered representative of a registered broker/dealer under the 1934 Act and member of FINRA, and in each case in compliance with applicable laws and FINRA and Securities and Exchange Commission rules and regulations.

6.    Representations, Warranties and Covenants. Angel Oak and Consultant each certify, represent, warrant and covenant to the other that the performance of the terms of this Agreement does not violate the provision of any other agreement to which it is a party or by which it is bound and that this Agreement constitutes a legal, valid and binding agreement, enforceable against that party in accordance with its terms, except as may be limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect. Consultant acknowledges that Angel Oak has no interest in using any other person’s proprietary, confidential, or trade secret information in an unlawful manner. Consultant agrees that Consultant will not misapply the rights of other persons by accepting this engagement with Angel Oak or in the course of consulting with Angel Oak.

7.    Term and Termination/ Survival Clause. This Agreement shall automatically terminate upon the expiration of six (6) months from the date hereof, and may be earlier terminated by either party for any reason upon fifteen (15) days’ prior written notice to the other. Rights and obligations under this Agreement which by their nature should survive, including, but not limited to any and all payment obligations by Angel Oak to Consultant will remain in effect after termination or expiration hereof in accordance with Section 4 above. Notwithstanding the foregoing, in the event of the death or disability of Consultant, Consultant (or Consultant’s estate) shall receive accrued Retainer Fees, Out of Pocket Expenses and Stranded Personnel Costs through the date of Consultant’s death or disability, as applicable, and this Agreement shall automatically terminate as of such date, with no further liability to the parties hereunder; provided, however, that in the event of Consultant’s death or disability, as applicable, Consultant (or Consultant’s estate) shall also be entitled to receive the IPO Fee for a Fund’s Initial Public Offering upon the closing of the same, if (i) the Fund’s Initial Public Offering closes within twelve (12) months of Consultant’s death or disability, as applicable, and (ii) Consultant materially participated in discussions with duly authorized executive personnel of the lead underwriter(s) of the Fund’s Initial Public Offering.

8.    Notice. Except as provided in this Agreement or otherwise mutually agreed to by the parties hereto, any notice required to be given under this Agreement shall be in writing and shall be effective upon receipt thereof. Written notice may be by certified mail return receipt requested, facsimile with return confirmation from the receiving party, or such other written and verifiable means as may be agreed upon. All notices shall be sent to the addresses listed herein unless the addressee notified the other parties of a change to the address or numbers listed.

Angel Oak:	Angel Oak Capital, Advisors, LLC
3060 Peachtree Rd, Suite 500
Atlanta, GA 30306
Contact: Dory S. Black
Title: General Counsel
Telephone: 404-637-0426
Email: dory.black@angeloakcapital.com

Consultant:	Arbor Lane Advisors (Jerry Raio)
15 Arbor Lane
Dix Hills NY 11746
Telephone: (631)-901-8954
Email: jerryraio64@gmail.com

9.    Confidentiality and Non-Solicitation of Employees. “Consultant Confidential Information” is defined in the recitals to this Agreement. “Angel Oak Confidential Information” shall include Angel Oak ‘s and its subsidiaries’ management processes relating to the Fund, the sales desk used in connection with the Fund and the intellectual property, proprietary information and trade secrets related to any of the foregoing, together with any related software and the like.

As to the Angel Oak Confidential Information, Angel Oak shall be the “Disclosing Party” and Consultant shall be the “Receiving Party;” as to the Consultant Confidential Information, Consultant shall be the “Disclosing Party” and Angel Oak shall be the “Receiving Party.” Notwithstanding the foregoing, neither Angel Oak Confidential Information nor Consultant Confidential Information shall include information that is (a) in or becomes part of the public domain other than by disclosure by the Receiving Party in violation of this Agreement; (b) demonstrably known to the Receiving Party before it is disclosed pursuant to this Agreement; or (c) independently developed or obtained by the Receiving Party from sources that were not subject to any contractual or statutory requirement to maintain the confidentiality of such information. Each Receiving Party agrees to use the Angel Oak Confidential Information or the Consultant Confidential Information, as the case may be (the “Confidential Information”), only for the purpose of providing or receiving the Services pursuant to Consultant’s engagement as a consultant to Angel Oak under this Agreement and for no other purpose, and that such Confidential Information will be kept confidential by the Receiving Party and its partners, members, managers, officers, directors, employees, attorneys, accountants and other affiliates (collectively, the “Related Persons”), and that the Receiving Party and its Related Persons shall not disclose the Confidential Information to any person; provided, however, that the Confidential Information may be disclosed: (a) to the Receiving Party and its Related Persons who require the Confidential Information for the purpose of providing or receiving the Services under this Agreement; (b) to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that, to the extent permitted by applicable law and reasonably possible under the circumstances, the Receiving Party provides prior written notice to the Disclosing Party of the information to be disclosed; (c) in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent, provided that, to the extent permitted by applicable law and reasonably possible under the circumstances, the Receiving Party provides prior written notice to the Disclosing Party of the information to be disclosed; and (d) to any other person the disclosure to whom the Disclosing Party previously authorizes in writing. The Receiving Party agrees that such Receiving Party and its Related Persons will not use the Confidential Information in any way directly or indirectly detrimental to the Disclosing Party. Until one year from the date of termination of this Agreement, the Receiving Party and its Related Persons shall not, directly or indirectly, solicit or hire any officer, director, manager or employee of the Disclosing Party or any of their affiliates, or initiate contact with, any officer, director, manager or employee of the Disclosing Party or any of their affiliates, except with the express written permission of the Disclosing Party. The Receiving Party shall be responsible for any breach of the provisions of this paragraph by its Related Persons.

10.    General Provisions.

a.    Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

b.    Assignment. Consultant shall neither assign any rights nor delegate any personal duties under this Agreement, except with the express written consent of Angel Oak. Angel Oak may assign all or part of its rights and obligations under this Agreement to any of its affiliates or a Fund, provided that such affiliate or Fund agrees to comply with all of the obligations of Angel Oak under this Agreement. This Agreement is binding upon the successor to a majority of the assets or equity of Angel Oak (and such affiliate of Angel Oak or the Fund, to the extent this Agreement has been assigned under the immediately preceding sentence).

c.    Modification/Waiver. This Agreement may not be modified or waived in whole or in part except in writing signed by each of the parties. A waiver of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or of any other term or condition of this Agreement.

d.    Arbitration; Governing Law. All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement and regardless of whether any such claim, dispute or controversy is based or claimed to be based in whole or in part on a claim by either party of breach of this Agreement by the other party shall be decided by resort to arbitration utilizing a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association in force at the time of the arbitration. The arbitration shall be held in New York. NY, New York law shall apply to this Agreement and the arbitration proceeding but excluding any principles of conflicts of laws that would invoke the laws of another jurisdiction. The decision of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction and the parties agree that there shall be no appeal from the arbitrator’s decision except as provided by applicable law. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of this Agreement. Except for the exchange of relevant, material and non-privileged documents between the parties, there shall be no interrogatories, depositions or other discovery in any arbitration hereunder. The parties acknowledge and agree that this Agreement includes activities in Interstate Commerce and that the Federal Arbitration Act, 9 U.S.C. §1 et seq shall control and apply to all arbitrations conducted hereunder, notwithstanding any state law provisions to the contrary. Notwithstanding any of the foregoing or any other provision of this Agreement, a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this paragraph, and this paragraph shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this paragraph. Each party shall bear its own costs and expenses (including without limitation attorneys’ fees) in connection with alternative dispute resolution procedures set forth in this paragraph, except that the parties shall split equally the costs associated with the arbitration. Notwithstanding the foregoing, to the extent FINRA requires arbitration pursuant to FINRA rules, those rules shall apply.

e.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and which together shall constitute one and the same Agreement.

f.    Entire Agreement. This Agreement is complete and embodies the entire understanding of and between the parties, and all prior understandings of or in connection with the subject matter contained herein, either oral or written, are merged herein or canceled. No representations have been made except those expressly set forth herein.

g.    Terms. Unless otherwise specifically provided herein, all terms used in this Agreement shall be understood to be defined in accordance with the generally accepted definition of such terms in and amongst the financial industry.

h.    Invalid Provision. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or its severance from this Agreement.

[Remainder of page intentionally left blank. Signatures on following page.]

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Angel Oak Capital Advisors, LLC

By:	/s/ Sreeniwas V. Prabhu
Sreeniwas V. Prabhu
Angel Oak Capital Advisors, LLC

By:	/s/ Jerry Raio
Jerry Raio
Arbor Lane Advisors, Inc.

Exhibit A—Services

The Consultant shall perform the following services (the “Services”) at the request of the Angel Oak:

1.     Provide advice regarding the design, structuring and marketing strategies of the Fund.

2.     Assist in the design, drafting and production of marketing and road-show materials for presentation to registered broker-dealers and their registered representatives (“Securities Professionals”) in connection with the offering of the Fund’s shares.

3.     Assist in the development and implementation of marketing and road-show strategies for the Fund.

4.     Provide advice regarding offering and marketing materials and additional information to Securities Professionals who are part of the underwriting syndicate publicly offering shares of the Fund.

5.     Provide advice regarding maintaining secondary market support for the Fund, including with respect to communicating with the Fund’s exchange specialist, the closed-end fund analyst community and various information providers specializing in the dissemination of closed-end fund information.

6.     Provide advice regarding the Fund’s communications with the public and shareholders, including with respect to (i) drafting press releases, (ii) producing materials regarding the Fund and providing such materials to the investment community, (iii) scheduling and arranging seminars or conference calls for Angel Oak to communicate with Securities Professionals, and (iv) responding to inquiries from Securities Professionals in connection with inquiries from current or prospective shareholders.

7.     Provide advice regarding maintaining ongoing contact with Securities Professionals whose clients hold Fund shares or whose clients may have an interest in acquiring Fund shares.

8.     Make introductions to issuers, closed end fund origination teams, investment bankers and sales desks where appropriate.

9.     Help advance dialogue with various potential syndicate partners

10.   Assist in coordinating road show scheduling

11.   Participate as a product specialist in the road show effort

12.   Act as a liaison and communication coordinator between Syndicate, Distribution and Portfolio Managers.

13.   Angel Oak acknowledges that the Services of the Consultant provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of the Consultant, and the Consultant is not hereby agreeing and shall not, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the Services described in this Exhibit A.